Exhibit 99.1

LEGACY VENTURES APPOINTS DENNIS HANCOCK TO THE BOARD OF DIRECTORS

Posted: April 5th, 2016 by Jesse Abrams

Las Vegas, Nevada – April 05, 2016 – Legacy Ventures International Inc. (“Legacy Ventures” or the “Company”) (OTCQB: LGYV) is pleased to announce that Dennis Hancock has joined the board of directors. Mr. Hancock is a senior sales and marketing executive with over 20 years of experience spanning automotive, tech, teleco, retail and financial services sectors.  Dennis spent more than 12 years in a leadership role at one of North America’s leading performance improvement and Loyalty providers, Maritz, who works with 70% of the world’s Super 50 companies.

“Mr. Hancock brings tremendous experience helping businesses build authentic brand connections with their customers, focused on converting consumer engagement into increased profits and market share. Dennis has proven leadership experience in both the public and private sector and his past and present experiences leading companies and building brands speaks for itself.” states Mr. Evan Clifford, CEO of Legacy Ventures. “We are very excited that he has joined the Legacy team at this stage of significant potential growth.”

In 2006, Dennis joined publicly traded ZENN Motor Company as the Vice President of Sales and Marketing.  As a senior officer at ZMC, Dennis drove the establishment of ZENN – (Zero Emission, No Noise) as one of the most recognized “green tech” brands in North America.

Dennis is currently the president of Brand Soapbox, a business that helps companies bridge the gap between their brand promise and brand experience, and co-founder of CrowdSeating Inc., an innovative social concert platform that provides fans with a conduit to crowd fund their favourite artist for a unique concert experience.

About Legacy Ventures International Inc. and Subsidiary

Legacy Ventures operates through its wholly owned subsidiary RM Fresh Brands, Inc., servicing food and beverage retailers and distributors who are looking for innovative, trend-setting products Canada. With a focus on sustainable, category-changing consumables, RM Fresh Brands acquired the rights to distribute an extensive portfolio of highly desirable brands, including Boxed Water, Cleansify, Uncle Si’s Iced Tea, Chef 5-Minute Meals, Shimla Foods, Aloe Gloe and Arriba Horchata. RM Fresh Brands is headquartered in Mississauga, Ontario, Canada and offers logistic and warehouse services out of the company’s principal warehouse facility in Mississauga. Through a network of sub-distribution partners across Canada, RM Fresh Brands provides national product distribution and brokerage services. The Company has an emerging focus on the United States and Middle East through the establishment of sub-distribution partners.

www.legacyventuresinc.com

www.rmfreshbrands.com

For further details contact:

Matthew Harrington, Launch IR

Legacy Ventures

Tel: 1-800-918-3362